FILED PURSUANT TO RULE 424(b)(7)
UNDER THE SECURITIES ACT OF 1933
IN CONNECTION WITH
REGISTRATION NO. 333-267440

PROSPECTUS SUPPLEMENT

dated September 15, 2022

(to Prospectus dated September 15, 2022)

KILROY REALTY CORPORATION

1,237,178 Shares of Common Stock

This prospectus supplement supplements the prospectus of Kilroy Realty Corporation, a Maryland corporation (“we” or “our”), dated September 15, 2022 and relates to the possible offer and sale of shares of our common stock held by the stockholders identified herein and the possible issuance of shares of our common stock to the holders of common units representing common limited partnership interests (“common units”) in Kilroy Realty, L.P., our operating partnership, identified herein and the possible resale of shares of common stock by such holders. Holders of common units identified in this prospectus supplement were issued common units in a private placement transaction and are entitled to tender their common units to our operating partnership for cash redemption. We may elect to exchange such tendered common units for shares of our common stock on a one-for-one basis. We will not receive any of the proceeds from the issuance of the common stock to the holders of common units or from the resale of the shares of common stock by the stockholder or the holders of common units.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supplements information contained in the prospectus.

Before you invest in our common stock, you should consider the risks discussed in “Risk Factors” beginning on page 1 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

September 15, 2022

The section entitled “Selling Securityholders” in the prospectus is hereby supplemented as follows:

SELLING SECURITYHOLDERS

The “selling securityholders” are persons named below who hold shares of our common stock or may receive shares of our common stock registered pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. The following table sets forth information, as of September 15, 2022 with respect to the selling securityholders named below and provides the number of shares of our common stock owned prior to an exchange, the maximum number of shares of our common stock issuable to the selling securityholders in an exchange, the aggregate number of shares of our common stock that will be owned by each selling securityholder after an exchange and the aggregate number of shares of our common stock that may be resold pursuant to this prospectus supplement and the accompanying prospectus. The maximum number of shares of common stock issuable in the exchange on the following table represents the number of shares of our common stock into which common units held by the selling securityholders named below are exchangeable. Because the selling securityholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling securityholders will offer pursuant to this prospectus supplement and the accompanying prospectus or that the selling securityholders will own upon completion of the offering to which this prospectus supplement relates.

The selling securityholders named below may from time to time offer the shares of our common stock offered by this prospectus supplement and the accompanying prospectus:

Name(1)	Shares of Common Stock Owned Prior to the Exchange	Maximum Number of Shares of Common Stock Issuable in the Exchange and Available for Resale	Shares of Common Stock Owned Following the Exchange(2)		Number of Shares of Common Stock to be Resold	Shares of Common Stock Owned after Resale(3)
			Shares	Percent		Shares	Percent
John Kilroy	453,986	782,059	1,236,045	1.1%	1,236,045	—	—
Kilroy Airport Imperial Co.	0	1,133	1,133	0.0%	1,133

Total:	453,986	783,192	1,237,178	1.1%	1,237,178	—	—

(1)

Additional selling securityholders not named in this prospectus supplement will not be able to use this prospectus supplement and the accompanying prospectus for resales until they are named in the selling securityholder table by a prospectus supplement or post-effective amendment to the registration statement of which this prospectus and the accompanying prospectus supplement forms a part.

(2)

Assumes that we exchange the common units of the selling securityholders for shares of our common stock. The percentage ownership is determined for each selling securityholder by taking into account the issuance and sale of shares of our common stock issued in exchange for common units of only such selling securityholder. Also assumes that no transactions with respect to our common stock or common units occur other than the exchange.

(3)

Assumes the selling securityholders sell all of their shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus. The percentage ownership is determined for each selling securityholder by taking into account the issuance and sale of shares of our common stock issued in exchange for common units of only such selling securityholder.

2